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                                                                   Exhibit 16.1


                        MCMANUS & CO., P.C. LETTERHEAD



    To the Board of Directors
    Arxa International Energy, Inc.


    This will confirm that (a) during the period that we served as the auditor for ARXA International Energy, Inc., there were no disagreements with respect to accounting and financial disclosure and (b) we agree with the Company's response to Item 8, Part II of Form 10KSB for the period ended October 31, 1997



    /s/ McManus & Co., P.C.
    -----------------------
    McManus & Co. P.C.
    Certified Public Accountants
    Morris Plains, New Jersey

    January 29, 1998